Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

HYPERFEED TECHNOLOGIES, INC.,
HYPERFEED ACQUISITION HOLDINGS, INC.
and
EXEGY INCORPORATED

DATED JUNE 19, 2006
ARTICLE I

DEFINITIONS

ARTICLE II

THE MERGER

Section 2.1. Section 2.2. Section 2.3. Section 2.4. Section 2.5. Section 2.6.	The Merger. Effective Time; Closing. Effect of the Merger. Certificate of Incorporation; Bylaws. Directors and Officers Name Change.

ARTICLE III

TREATMENT OF EXEGY STOCK AND OPTIONS

Section 3.1. Section 3.2. Section 3.3. Section 3.4. Section 3.5. Section 3.6. Section 3.7. Section 3.8. Section 3.9. Section 3.10.	Conversion of Exegy Preferred Stock and Common Stock.
Calculation of Exchange Consideration.
Treatment of Exegy Options.
Issuance of Exchange Consideration and Grant of Exchange Options.
Surrender of Exegy Capital Stock and Options.
Cancellation of Treasury Shares.
No Fractional Shares.
Appraisal Rights/Dissenting Shares.
Withholding.
Tax Consequences.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HYPERFEED

Section 4.1.
Section 4.2.
Section 4.3.
Section 4.4.
Section 4.5.
Section 4.6.
Section 4.7.
Section 4.8.
Section 4.9.
Section 4.10.
Section 4.11.
Section 4.12.
Section 4.13.
Section 4.14.
Section 4.15.
Section 4.16.
Section 4.17.
Section 4.18.
Section 4.19.
Organization and Authority of HyperFeed.
Organization and Authority of Merger Sub.
Governmental Authorization of HyperFeed.
Non-Contravention.
HyperFeed SEC Documents.
Absence of Certain Changes.
Finders’ Fees.
Capitalization.
Litigation.
Taxes.
Employee Benefits.
Compliance with Laws; Licenses, Permits and Registrations.
Title to Properties.
Intellectual Property
Environmental Matters.
Material Agreements.
Certain Business Practices.
Insurance.
Financial Statements; No Material Undisclosed Liabilities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EXEGY

Section 5.1.
Section 5.2.
Section 5.3.
Section 5.4.
Section 5.5.
Section 5.6.
Section 5.7.
Section 5.8.
Section 5.9.
Section 5.10.
Section 5.11.
Section 5.12.
Section 5.13.
Section 5.14.
Section 5.15.
Section 5.16.
Section 5.17.
Section 5.18.
Section 5.19.
Section 5.20.
Organization and Authority of Exegy.
Governmental Authorization.
Non-Contravention.
Information to be Supplied
Absence of Certain Changes.
Finders’ Fees.
Capitalization.
Subsidiaries.
Financial Statements; No Material Undisclosed Liabilities.
Litigation.
Taxes.
Employee Benefits. (a)
Compliance with Laws; Licenses, Permits and Registrations.
Title to Properties.
Intellectual Property.
Environmental Matters.
Material Agreements.
Employment Agreements.
Certain Business Practices.
Insurance.

ARTICLE VI

COVENANTS

Section 6.1. Section 6.2. Section 6.3. Section 6.4. Section 6.5. Section 6.6. Section 6.7. Section 6.8. Section 6.9. Section 6.10. Section 6.11. Section 6.12. Section 6.13.	HyperFeed Interim Operations.
Exegy Interim Operations.
Cooperation in Receipt of Consents.
Public Announcements.
Access to Information; Notification of Certain Matters.
Further Assurances.
Expenses.
Plan of Reorganization.
Tax Matters.
Employee Compensation and Benefits; Service Recognition.
Capital Contributions.
Cancellation or Exchange of Exegy Options.
Stockholders Agreement to Vote.

ARTICLE VII

CONDITIONS TO CLOSE

Section 7.1. Section 7.2. Section 7.3.	Conditions to the Obligations of Each Party. Conditions to the Obligations of Exegy. Conditions to the Obligations of HyperFeed.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 8.1. No Survival of Representations and Warranties.

ARTICLE IX

TERMINATION

Section 9.1. Section 9.2.	Termination. Effect of Termination.

ARTICLE X

MISCELLANEOUS

Section 10.1. Section 10.2. Section 10.3. Section 10.4. Section 10.5. Section 10.6. Section 10.7. Section 10.8. Section 10.9. Section 10.10.	Notices. Amendments; No Waivers. Assignment. Governing Law. Counterparts; Effectiveness. No Third Party Beneficiaries. Interpretation. Enforcement. Entire Agreement. Severability.

APPENDICES

Appendix I — Definitions

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated June      , 2006 (the “Agreement”), by and among HyperFeed Technologies, Inc., a Delaware corporation (“HyperFeed”), HyperFeed Acquisition Holdings, Inc., a Delaware corporation and wholly-owned direct subsidiary of HyperFeed (“Merger Sub”), and Exegy Incorporated, a Delaware corporation (“Exegy”).

WITNESSETH:

WHEREAS, the respective Boards of Directors of Exegy, HyperFeed and Merger Sub have determined that the merger of Merger Sub with and into Exegy (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”), in the manner provided by, and subject to the terms and conditions of, this Agreement, is advisable and in the best interest of their respective companies and their stockholders; and

WHEREAS, it is the intent of the parties that, following the Merger, the current stockholders, together with option holders, of HyperFeed will collectively own on a fully-diluted basis fifty percent (50%) of the outstanding common stock of HyperFeed and the current stockholders, together with option holders, of Exegy will collectively own on a fully-diluted basis fifty percent (50%) of the outstanding common stock of HyperFeed; and

WHEREAS, accordingly, the respective Boards of Directors of HyperFeed, Exegy and Merger Sub have approved the Merger, in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code, and the parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the capitalized terms used in this Agreement shall have the meanings specified or referred to in Appendix I hereto which is incorporated herein by reference.

ARTICLE II

THE MERGER

Section 2.1. The Merger. Upon the terms of, and subject to the conditions set forth in, this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Exegy. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and all outstanding shares of Merger Sub’s capital stock shall be converted into shares of Exegy Common Stock and Exegy shall continue as the surviving corporation (sometimes referred to herein as the “Surviving Corporation”).

Section 2.2. Effective Time; Closing. As soon as practicable after the satisfaction or, if possible, waiver of the conditions set forth in Article VII, but in no event later than the second Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VII (such date being the “Closing Date”), the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form of Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in such form as required by and executed in accordance with the relevant provisions of the DGCL. Immediately prior to the filing of the Certificate of Merger, the closing (the “Closing”) will be held at the offices of Stinson Morrison Hecker LLP, 100 South Fourth Street, St. Louis, Missouri 63102 or at such other place as the parties may agree to confirm the satisfaction or waiver of the conditions set forth in Article VII.

Section 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Exegy and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of each of Exegy and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

Section 2.4. Certificate of Incorporation; Bylaws. At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Exegy as in effect immediately prior to the Effective Time, and shall remain so until thereafter amended as provided by Law and such Certificate of Incorporation. At the Effective Time, the Bylaws of the Surviving Corporation shall be the Bylaws of Exegy as in effect immediately prior to the Effective Time, and shall remain so until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

Section 2.5. Directors and Officers.

(a) The directors of the Surviving Corporation at the Effective Time shall be the directors of Exegy immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) The officers of the Surviving Corporation at the Effective Time shall be the officers of Exegy immediately prior to the Effective Time, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Section 2.6. Name Change. At the Effective Time, HyperFeed and the Surviving Corporation shall take, or cause to be taken, such actions as necessary to effect the change of HyperFeed’s corporate name to “Exegy Incorporated.”

ARTICLE III

TREATMENT OF EXEGY STOCK AND OPTIONS

Section 3.1. Conversion of Exegy Preferred Stock and Common Stock.

(a) Preferred Stock. By virtue of the Merger and without any action on the part of Exegy, HyperFeed, Merger Sub or any of their respective stockholders, at the Effective Time, each share of Exegy Preferred Stock outstanding as of the date of this Agreement shall be converted, in accordance with its terms, into shares of Exegy Common Stock.

(b) Common Stock. By virtue of the Merger and without any action on the part of Exegy, HyperFeed, Merger Sub or any of their respective stockholders, at the Effective Time, each share of Exegy Common Stock then issued and outstanding, including the Exegy Common Stock issued upon conversion of the Exegy Preferred Stock in accordance with Section 3.1(a), other than those shares of Exegy Common Stock issued to HyperFeed upon the conversion of Merger Sub’s capital stock pursuant to Section 2.1 and those  shares of Exegy Common Stock to be canceled pursuant to Section 3.6 (the “Exchange Shares”), shall forthwith cease to exist and shall be converted into the number of validly issued, fully paid and nonassessable shares of HyperFeed Common Stock determined as set forth in Section 3.2.

Section 3.2. Calculation of Exchange Consideration.

(a) The aggregate number of shares of HyperFeed Common Stock to be issued in exchange for the Exchange Shares shall be equal to the product of (a) the total number of shares of Exegy Common Stock actually outstanding as of the Effective Time, multiplied by (b) the quotient of (x) the total number of shares of HyperFeed Common Stock outstanding immediately prior to the Effective Time (determined on a fully-diluted basis), divided by (y) the total number of shares of Exegy Common Stock outstanding as of the Effective Time (determined on a fully diluted basis) (such product, the “Exchange Consideration”).

(b) Notwithstanding the foregoing, it is the intent of the parties that: (i) the HyperFeed Common Stock outstanding immediately before the Effective Time, the HyperFeed Common Stock subject to stock option plans, agreements or other equity based plans immediately before the Effective Time, and the HyperFeed Common Stock reserved for the options described in Section 3.2(c) in the aggregate will equal 50% of the outstanding HyperFeed Common Stock on a fully-diluted basis immediately after the Effective Time, and (ii) the Exchange Shares (as defined in Section 3.1(b)) and the shares of HyperFeed Common Stock subject to Exchange Options (as defined in Section 3.3) in the aggregate will equal 50% of the outstanding HyperFeed Common Stock on a fully-diluted basis immediately after the Effective Time.

(c) The parties acknowledge that on a fully-diluted basis the percentage of outstanding Exegy Common Stock subject to or reserved for compensatory stock options exceeds the percentage of outstanding HyperFeed Common Stock subject to or reserved for compensatory stock options, and agree that those percentages should be equal. Accordingly, before the Effective Time, HyperFeed will reserve a sufficient number of shares of HyperFeed Common Stock for issuance pursuant to stock option plans, agreements or other equity based plans to cause the above described percentages to be equal immediately upon the Effective Time.

Section 3.3. Treatment of Exegy Options.

(a) By virtue of the Merger and without any action on the part of Exegy, HyperFeed, Merger Sub or any of their respective stockholders, at the Effective Time, each option to purchase shares of Exegy Common Stock outstanding immediately prior to the Effective Time (each, an “Exegy Option”), shall, as of the Effective Time, cease to exist and be converted into an option to purchase shares of HyperFeed Common Stock on the same terms and at the same price (each, an “Exchange Option”). Each Exchange Option shall represent the right of its holder to purchase a number of shares of HyperFeed Common Stock equal to the product of (x) the number of shares of Exegy Common Stock covered by the Exegy Option converted pursuant to this Section 3.3, multiplied by (y) the quotient of (a) the total number of shares of HyperFeed Common Stock outstanding immediately prior to the Effective Time (determined on a fully-diluted basis), divided by (b) the total number of shares of Exegy Common Stock outstanding as of the Effective Time (determined on a fully-diluted basis).

(b) The number of shares of HyperFeed Common Stock issuable upon exercise, the exercise price per share, the vesting provisions and the expiration date of the Exchange Options which will be issued in exchange for the Exegy Options shall comply in all respects with the requirements of Section 1.424-1 of the Treasury Regulations governing the substitution and assumption of options. The parties intend that the terms of the replacement of the Exegy Options with Exchange Options comply in all respects with Section 409A of the Code and that the foregoing provisions be construed in a manner consistent with such intent.

Section 3.4. Issuance of Exchange Consideration and Grant of Exchange Options. Immediately following the Effective Time, HyperFeed shall:

(a) issue to each holder of Exchange Shares (determined as of immediately prior to the Effective Time) a certificate(s) representing a proportion of the Exchange Consideration equal to the proportion that the number of Exchange Shares held by such holder immediately prior to the Effective Time represents of the aggregate number of Exchange Shares held by all such holders immediately prior to the Effective Time; and

(b) issue to each holder of an Exegy Option (determined as of immediately prior to the Effective Time) an Exchange Option pursuant to Section 3.3.

Section 3.5. Surrender of Exegy Capital Stock and Options.

(a) Immediately following the Effective Time, Exegy shall cause each of the Exegy stockholders, to the extent such are then in their possession or under their control, to surrender, or cause to be surrendered, to HyperFeed all share certificates representing Exchange Shares and all Exegy Options in accordance with this Section 3.5.

(b) As soon as practicable after the Effective Time, HyperFeed will mail to each holder of record of one or more certificates representing Exchange Shares (the “Exchange Certificates”) a letter of transmittal in customary form as reasonably agreed to by the parties (which will specify, among other things, that delivery will be effected, and risk of loss and title to the Exchange Certificates will pass, only upon delivery of the Exchange Certificates to HyperFeed) and instructions for use in effecting the surrender of the Exchange Certificates in exchange for certificates representing the shares of HyperFeed Common Stock and any cash in lieu of fractional shares into which the shares of Exegy Common Stock represented by such Exchange Certificate or Exchange Certificates have been converted pursuant to this Agreement. Upon proper surrender of an Exchange Certificate or Exchange Certificates for exchange and cancellation to HyperFeed, together with such properly completed letter of transmittal, duly executed, and such other documents as may reasonably be required by HyperFeed, the holder of such Exchange Certificate or Exchange Certificates will be entitled to receive in exchange therefore, as applicable, (i) certificate(s) representing the number of whole shares of HyperFeed Common Stock to which such holder of Exegy Common Stock has become entitled pursuant to the provisions of Article III and (ii) any cash in lieu of fractional share of HyperFeed Common Stock that such holder has the right to receive in respect of the Exchange Certificate or Exchange Certificates surrendered pursuant to the provisions of this Article III and any dividends or distributions then payable pursuant to Section 3.5(c), and the Exchange Certificate or Exchange Certificates so surrendered will forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or any unpaid dividends and distributions payable to holders of Exchange Certificates.

(c) No dividends or other distributions declared with respect to HyperFeed Common Stock will be paid to the holder of any unsurrendered Exchange Certificate until the holder thereof surrenders such Exchange Certificate in accordance with this Article III. After the surrender of an Exchange Certificate in accordance with this Article III, the record holder thereof will be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of HyperFeed Common Stock represented by such Exchange Certificate and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of HyperFeed Common Stock represented by such Exchange Certificate.

(d) If any certificate representing shares of HyperFeed Common Stock is to be issued in a name other than that in which the Exchange Certificate or Exchange Certificates surrendered in exchange therefore is or are registered, it will be a condition to the issuance thereof that the Exchange Certificate or Exchange Certificates so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange will pay to HyperFeed in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of HyperFeed Common Stock in any name other than that of the registered holder of the Exchange Certificate or Exchange Certificates surrendered, or required for any other reason, or will establish to the satisfaction of HyperFeed that such Tax has been paid or is not payable.

(e) After the Effective Time, there will be no transfers on the stock transfer books of Exegy of the shares of Exegy capital stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Exegy capital stock that occurred prior to the Effective Time. If, after the Effective Time, Exchange Certificates are presented for transfer to HyperFeed, they will be canceled and exchanged for Exchange Consideration as provided in this Article III.

(f) Any portion of the Exchange Consideration that remains unclaimed by the former stockholders of Exegy as of the first anniversary of the Effective Time will be delivered to HyperFeed. Any former stockholders of Exegy who have not theretofore complied with this Article III will thereafter look only to HyperFeed for payment of the Exchange Consideration and any unpaid dividends and distributions on the HyperFeed Common Stock deliverable in respect of each Exchange Share that such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Exegy, HyperFeed, the Surviving Company, or any other Person will be liable to any former holder of Exchange Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(g) In the event any Exchange Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Exchange Certificate to be lost, stolen or destroyed and, if required by HyperFeed, the posting by such Person of a bond in such amount as HyperFeed may determine is necessary as indemnity against any claim that may be made against it with respect to such Exchange Certificate, HyperFeed will issue in exchange for such lost, stolen or destroyed Exchange Certificate the Exchange Consideration, any cash in lieu of fractional share of HyperFeed Common Stock, and any unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement.

Section 3.6. Cancellation of Treasury Shares. Each share of Exegy Common Stock held in the Exegy treasury immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Exegy, shall cease to be outstanding, shall be canceled and retired without payment of any consideration therefore and shall cease to exist.

Section 3.7. No Fractional Shares. No fraction of a share of HyperFeed Common Stock shall be issued, but in lieu thereof, each holder of Exchange Shares who would otherwise be entitled to a fraction of a share of HyperFeed Common Stock pursuant to Section 3.1 shall be paid an amount in cash by HyperFeed (without interest) equal to the value of such fraction of a share based upon the HyperFeed Share Value.

Section 3.8. Split, Subdivision or Combination of Shares. If either HyperFeed or Exegy at any time shall split, subdivide, reclassify or combine the HyperFeed Common Stock or the Exegy Common Stock, as the case may be, into a different number of securities of the same class, the calculations of conversion, the Exchange Consideration and the HyperFeed Share Value provided for in Sections 3.1, 3.2, 3.3, and 3.7 of this Agreement shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination or reverse stock split.

Section 3.9. Appraisal Rights/Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any shares of Exegy capital stock outstanding immediately prior to the Effective Time that are held by a stockholder who has neither voted in favor of the Merger nor consented thereto in writing and who has demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Exegy Dissenting Shares”) will not be converted into, or represent the right to receive, the Exchange Consideration. Such stockholders will be entitled to receive payment of the appraised value of Exegy Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Exegy Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Exegy Dissenting Shares under such Section 262 will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Exchange Consideration and any unpaid dividends and distributions, without any interest thereon, in the manner provided in Sections 3.1 and 3.7. Notwithstanding anything to the contrary contained in this Section 3.9, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Exegy Dissenting Shares pursuant to Section 262 of the DGCL will cease.

(b) Exegy will give HyperFeed prompt notice and copies of any demands for appraisal received by Exegy, withdrawals of such demands, and any other instruments served or sent pursuant to the DGCL and received by Exegy. Exegy will not, except with the prior written consent of HyperFeed (which will not be unreasonably withheld), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or agree to do any of the foregoing.

Section 3.10. Withholding. Each of the Surviving Corporation and HyperFeed shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Article III any amounts as are required to be deduced or withheld pursuant to applicable law. Any amounts so deducted or withheld shall be treated as having been paid to the person in respect of which such deduction or withholding was made.

Section 3.11. Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HYPERFEED

Except as disclosed in (a) any publicly available report, form, schedule, definitive registration statement or definitive proxy statement filed since May 9, 2006 by HyperFeed with the SEC pursuant to the Securities Act, as amended, or the Exchange Act, as amended (collectively, “HyperFeed SEC Reports”) or (b) the HyperFeed Disclosure Schedule delivered by HyperFeed to Exegy separately prior to, or contemporaneously with, the date hereof (each section or subsection of which qualifies the correspondingly numbered representation or warranty to the extent specified therein); provided, however, that any information set forth in one section of the HyperFeed Disclosure Schedule will be deemed to apply to each other section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such schedule as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has or would reasonably be expected to have a Material Adverse Effect on HyperFeed, HyperFeed represents and warrants to Exegy that:

Section 4.1. Organization and Authority of HyperFeed. HyperFeed is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to own, operate or lease its properties, and to conduct its business as it is now being conducted. HyperFeed is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where the failure to be so qualified would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on HyperFeed. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and stockholders of HyperFeed and no other corporate proceedings on the part of HyperFeed or its stockholders is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by HyperFeed, and constitutes a valid and binding agreement of HyperFeed, enforceable against HyperFeed in accordance with its terms, except to the extent that the enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 4.2. Organization and Authority of Merger Sub. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, with full power and authority to own, operate or lease its properties, and to conduct its business as it is now being conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors and HyperFeed, acting as its sole stockholder, and no other corporate proceedings on the part of Merger Sub or HyperFeed is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Merger Sub, and constitutes a valid and binding agreement of Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent that the enforceability may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.

Section 4.3. Governmental Authorization of HyperFeed. The execution, delivery and performance by HyperFeed and/or Merger Sub of this Agreement and the consummation by HyperFeed and/or Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity by HyperFeed and/or Merger Sub other than (a) compliance with any applicable requirements of the Securities Act and the Exchange Act; (b) such as may be required under any applicable state securities or blue sky laws; and (c) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that in the case of this Section 4.3(c), if not obtained or made, would not, individually or in the aggregate (x) be reasonably likely to have a HyperFeed Material Adverse Effect, or (y) prevent or materially impair the ability of HyperFeed or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 4.4. Non-Contravention. The execution, delivery and performance by HyperFeed and/or Merger Sub of this Agreement and the consummation by HyperFeed and/or Merger Sub of the transactions contemplated hereby do not and will not (a) contravene or conflict with HyperFeed’s or Merger Sub’s Certificate of Incorporation or Bylaws, (b) assuming compliance with the matters referred to in Section 4.3 of this Agreement, contravene or conflict with or constitute a violation of any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to HyperFeed or any HyperFeed Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of HyperFeed or any HyperFeed Subsidiary or to a loss of any benefit or status to which either HyperFeed or any HyperFeed Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon HyperFeed or any HyperFeed Subsidiary or any license, franchise, permit or other similar authorization held by HyperFeed or any HyperFeed Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of HyperFeed or any HyperFeed Subsidiary other than, in the case of each of Sections 4.4(b), (c) and (d), any such items that would not, individually or in the aggregate (x) be reasonably likely to have a HyperFeed Material Adverse Effect, or (y) prevent or materially impair the ability of HyperFeed to consummate the transactions contemplated by this Agreement.

Section 4.5. HyperFeed SEC Documents.

(a) HyperFeed has filed all reports, filings, schedules, registration statements and other documents required to be filed or furnished by it with/to the SEC since January 1, 2003 except where the failure to file such report, registration, schedule would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect on HyperFeed.

(b) As of its filing date, each HyperFeed SEC Document complied in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

Section 4.6. Absence of Certain Changes. Since December 31, 2005, except as disclosed in (or incorporated by reference in) a HyperFeed SEC Document or otherwise expressly contemplated by this Agreement, HyperFeed has conducted its business in all material respects in the ordinary course and there has not been any action or, event, that, individually or in the aggregate, has had or would be reasonably likely to have a HyperFeed Material Adverse Effect.

Section 4.7. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, HyperFeed or any HyperFeed Subsidiary who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

Section 4.8. Capitalization.

(a) The authorized capital stock of HyperFeed consists of (i) 50,000,000 shares of HyperFeed Common Stock, and (ii) 5,000,000 shares of HyperFeed Preferred Stock. At the close of business on June 16, 2006 (A) 7,643,474 shares of HyperFeed Common Stock were issued and outstanding, (B) stock options to purchase an aggregate 795,640 shares of HyperFeed Common Stock were issued and outstanding (of which options to purchase an aggregate of 130,544 shares of HyperFeed Common Stock were exercisable), (C) no shares of HyperFeed Common Stock or HyperFeed Preferred Stock were held in its treasury, except as disclosed in the HyperFeed Financial Statements, (D) no shares of HyperFeed Preferred Stock were issued and outstanding, and (E) no stock options or warrants to purchase HyperFeed Preferred Stock were issued and outstanding. All of the issued and outstanding shares of capital stock of HyperFeed have been duly authorized and validly issued and outstanding and fully paid and nonassessable.

(b) As of the date hereof, except (i) as set forth in this Section 4.8, and (ii) for changes since December 31, 2005, resulting from the exercise of stock options outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of HyperFeed, (y) securities of HyperFeed convertible into or exchangeable for shares of capital stock or voting securities of HyperFeed, or (z) options or other rights to acquire from HyperFeed, and no obligation of HyperFeed to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of HyperFeed (the items in clauses (x), (y) and (z) being referred to collectively as the “HyperFeed Securities”). There are no outstanding obligations of HyperFeed or any HyperFeed Subsidiary to repurchase, redeem or otherwise acquire any HyperFeed Securities. There are no outstanding contractual obligations of HyperFeed to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. As of the date hereof, other than as specifically provided in the Articles of Incorporation of HyperFeed, there are no stockholder agreements, voting trusts or other agreements or understandings to which HyperFeed is a party, or of which HyperFeed is aware, relating to voting, registration or disposition of any shares of capital stock of HyperFeed.

(c) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $0.01, all of which are issued and outstanding, fully paid and nonassessable, and owned by HyperFeed.

Section 4.9. Litigation. There are no actions, suits, investigations, arbitrations or other proceedings pending against, or to the Knowledge of HyperFeed threatened against, HyperFeed or any of its assets or properties before any arbitrator or Governmental Entity that are, individually or in the aggregate, reasonably likely to (a) have a HyperFeed Material Adverse Effect, or (b) prevent HyperFeed from performing its obligations under this Agreement or consummating the transactions contemplated by this Agreement.

Section 4.10. Taxes.

(a) All material Tax returns (including information returns), declarations, statements, reports and forms (collectively, the “HyperFeed Returns”) required to be filed by, or with respect to, HyperFeed or any HyperFeed Subsidiary have been duly and timely filed and are correct and complete in all materials respects.

(b) Each of HyperFeed and each HyperFeed Subsidiary has timely paid all Taxes due and payable (whether or not shown on any HyperFeed Return).

(c) HyperFeed and each HyperFeed Subsidiary has made adequate provision for all unpaid Taxes, being current Taxes not yet due and payable.

(d) There is no action, suit, proceeding, audit or claim now pending or to HyperFeed’s knowledge proposed or threatened against or with respect to HyperFeed or any HyperFeed Subsidiary in respect of any Tax.

(e) HyperFeed has not been a member of an affiliated, consolidated, combined or unitary group other than one of which HyperFeed or PICO was the common parent.

Section 4.11. Employee Benefits. (a) Section 4.11(a) of the HyperFeed Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of Employee Retirement Income Security Act of 1974 (“ERISA”), each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by HyperFeed and covers any employee or former employee of HyperFeed or any HyperFeed Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to Exegy together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), all summary plan descriptions and material employee communications prepared in connection with any such plan. Such plans are referred to collectively herein as the “HyperFeed Employee Plans.” For purposes of this Section 4.11, “ERISA Affiliate” of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

(b) No HyperFeed Employee Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. At no time has HyperFeed or any of its ERISA Affiliates contributed to, or been required to contribute to, any “multiemployer plan,” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), or any other plan subject to Title IV of ERISA (a “Retirement Plan”), and neither HyperFeed nor any of its ERISA Affiliates has, or ever has had, any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan.

(c) Each HyperFeed Employee Plan that is intended to be qualified under Section 401(a) of the Code now meets, and at all times since its inception has met, the requirements for such qualification other than such requirements for which a remedial amendment period has not expired, and each trust forming a part thereof is now, and at all times since its inception has been, exempt from tax pursuant to Section 501(a) of the Code. Each such plan has received or is reasonably permitted to rely on a determination letter from the Internal Revenue Service to the effect that such plan is qualified and its related trust is exempt from federal income taxes. HyperFeed has furnished, or will make available upon request, to Exegy copies of the most recent Internal Revenue Service determination letters with respect to each such HyperFeed Employee Plan. Each HyperFeed Employee Plan has been maintained and administered in substantial compliance with its terms (except that in any case in which any HyperFeed Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet to be amended to reflect such provision, such plan has been maintained and administered in accordance with the provision) and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such HyperFeed Employee Plan. All material reports, returns and similar documents with respect to each HyperFeed Employee Plan required to be filed with any governmental agency or distributed to any HyperFeed Employee Plan participant have been duly timely filed and distributed.

(d) There is no contract, agreement, plan or arrangement that, as a result of the transactions contemplated by this Agreement, would be reasonably likely to obligate HyperFeed or any HyperFeed Subsidiary to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

(e) Except as disclosed in writing to Exegy prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any HyperFeed Employee Plan that would increase materially the expense of maintaining such HyperFeed Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005.

(f) No HyperFeed Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of HyperFeed or any HyperFeed Subsidiary.

Section 4.12. Compliance with Laws; Licenses, Permits and Registrations.

(a) To the Knowledge of HyperFeed, neither HyperFeed nor any HyperFeed Subsidiary is in violation of, nor has HyperFeed or any HyperFeed Subsidiary been notified that it has violated, any applicable provisions of any Laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, are not reasonably likely to have a HyperFeed Material Adverse Effect.

(b) To the Knowledge of HyperFeed, HyperFeed and its Subsidiaries each have all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by HyperFeed and/or any HyperFeed Subsidiary to carry on their business as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have a HyperFeed Material Adverse Effect.

Section 4.13. Title to Properties.

(a) HyperFeed has good and marketable title to, or valid leasehold interests in, all its properties and assets reflected in the HyperFeed Financial Statements as being owned or leased by HyperFeed, except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that are not reasonably likely to have a HyperFeed Material Adverse Effect. All such assets and properties, other than assets and properties in which HyperFeed has leasehold interests, are free and clear of all Liens, except for Liens which are not reasonably likely to have a HyperFeed Material Adverse Effect.

(b) HyperFeed and each HyperFeed Subsidiary (i) is in substantial compliance with the terms of all leases to which any of them, are, respectively, a party and under which it is in occupancy, and all such leases are in full force and effect and (ii) enjoys peaceful and undisturbed possession under all such leases.

Section 4.14. Intellectual Property.

(a) HyperFeed owns or has a right or a valid license to use, free and clear of all liens all material: (i) Marks; (ii) Patents; (iii) Copyrights; and (iv) Trade Secrets; necessary to (x) carry on the business of HyperFeed as currently conducted, and (y) make, have made, use, distribute and sell all products currently sold by HyperFeed.

(b) HyperFeed has not received any notification or other communication of the existence of any dispute or disagreement with respect to any agreement to which HyperFeed is a party, relating to any of the Marks, Patents, Copyrights, or Trade Secrets owned by HyperFeed (collectively, “HyperFeed Intellectual Property”), and to HyperFeed’s Knowledge, there are no such threatened disputes or disagreements.

(c) All current and former employees of HyperFeed who develop or have developed intellectual property within the scope of their employment with HyperFeed have executed written contracts with HyperFeed that assign to HyperFeed all rights to any inventions, improvements, discoveries, or information relating to the business of HyperFeed. To the Knowledge of HyperFeed, no employee of HyperFeed or of any HyperFeed Subsidiary has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than HyperFeed.

(d) All Patents owned by HyperFeed which have been filed with a Patent Office are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions except where the failure to have such ownership or license is not reasonably likely to have a HyperFeed Material Adverse Effect.

(e) HyperFeed uses reasonable procedures to keep Trade Secrets owned by HyperFeed confidential, and Trade Secrets owned by HyperFeed have been disclosed only under written agreements that require the recipient to hold such Trade Secrets confidential.

(f) No Patent owned by HyperFeed has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. HyperFeed has not received notification of any potentially interfering patent or patent application of any third party.

(g) To the Knowledge of HyperFeed, no HyperFeed Intellectual Property is infringed or has been challenged or threatened in any way. To the Knowledge of HyperFeed, none of the products manufactured and sold or proposed to be sold, nor any process or know-how used, by HyperFeed or any HyperFeed Subsidiary infringes or is alleged to infringe any Patent or other proprietary right of any other Person.

(h) Other than the software licenses set forth in the HyperFeed Disclosure Schedule, HyperFeed is not required to make any payments to any third parties in connection with third party technology embedded in the HyperFeed Intellectual Property.

(i) All products made, used, or sold under Patents owned by HyperFeed have been marked with the proper patent notice except where the failure to have such ownership or license is not reasonably likely to have a HyperFeed Material Adverse Effect.

Section 4.15. Environmental Matters. With such exceptions as, individually or in the aggregate, are not reasonably likely to have a HyperFeed Material Adverse Effect, (i) no written notice, notification, demand, request for information, summons, complaint or order has been received by HyperFeed or any HyperFeed Subsidiary, and no investigation, action, claim, suit, proceeding or review is pending or to the Knowledge of HyperFeed, threatened by any Person against, HyperFeed or any HyperFeed Subsidiary with respect to any applicable Environmental Law and (ii) to the Knowledge of HyperFeed, HyperFeed and each HyperFeed Subsidiary is and has been in compliance with all applicable Environmental Laws.

Section 4.16. Material Agreements.

(a) As of the date of this Agreement, there are no material agreements, contracts, commitments or other instruments to which HyperFeed or its Subsidiaries is a party which are required to be filed, but have not yet been filed, as an exhibit to any HyperFeed SEC Documents under the Securities Act, the Exchange Act, and rules and regulations of the SEC promulgated thereunder.

(b) To the Knowledge of HyperFeed, neither HyperFeed nor any HyperFeed Subsidiary has materially violated or breached, or committed any material default under, any contract or agreement, and, to the Knowledge of HyperFeed, no other Person has materially violated or breached, or committed any material default under, any contract or agreement to which HyperFeed or any HyperFeed Subsidiary is a party. No event has occurred which, after notice or the passage of time or both, would constitute a default by HyperFeed or any HyperFeed Subsidiary under any contract or agreement or give any Person the right to (A) declare a default or exercise any remedy under any contract or agreement, (B) receive or require a rebate, chargeback, penalty or change in delivery schedule under any contract or agreement, (C) accelerate the maturity or performance of any contract or agreement, or (D) cancel, terminate or modify any contract or agreement, in each case which, together with all other events of the types referred to in clauses (A), (B), (C) and (D) of this sentence has had or may reasonably be expected to have a HyperFeed Material Adverse Effect. All such contracts and agreements will continue, after the Closing, to be binding in all material respects in accordance with their respective terms until their respective expiration dates.

Section 4.17. Certain Business Practices. Neither HyperFeed nor any HyperFeed Subsidiary, nor to the Knowledge of HyperFeed any director, officer or employee of HyperFeed has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 4.18. Insurance. HyperFeed has made available to Exegy a summary of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of HyperFeed. Subject to expirations and renewals of insurance policies in the ordinary course of business, all of such insurance policies are in full force and effect. Since December 31, 2003, HyperFeed has not received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of HyperFeed other than claims incurred in the ordinary course of business.

Section 4.19. Financial Statements; No Material Undisclosed Liabilities.

(a) The audited consolidated balance sheets of HyperFeed as of December 31, 2003, 2004 and 2005, together with the related unaudited consolidated statements of operations, stockholders equity and cash flows for the three months ended contained in HyperFeed SEC Documents filed on Forms 10-K or 10-Q, and the notes thereto (the “HyperFeed Financial Statements”), fairly present in all material respects, in conformity with GAAP consistently applied (except as may be indicated in the notes thereto or in the case of unaudited financial statements, as permitted by Form 10-Q and Rule 10-01 of Regulation S-X promulgated by the SEC), the financial position of HyperFeed as of their respective dates and its results of operations, shareholders’ equity and consolidated cash flows for the periods then ended (except that unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, and except for the absence of permitted footnote disclosures in the unaudited financial statements).

(b) Except as disclosed in the HyperFeed SEC Documents, there are no liabilities of HyperFeed of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a balance sheet of HyperFeed, other than:

(i) liabilities or obligations disclosed or provided for in the HyperFeed Balance Sheet or disclosed in the notes thereto or which were fully incurred or paid after December 31, 2005 in the ordinary course of business;

(ii) liabilities or obligations under this Agreement or accrued in connection with the transactions contemplated hereby; and

(iii) liabilities or obligations not referenced in Sections 4.19(b)(i) or 4.19(b)(ii) that individually or in the aggregate, are not reasonably likely to have a HyperFeed Material Adverse Effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF EXEGY

Except as disclosed in the Exegy Disclosure Schedule delivered to HyperFeed separately prior to, or contemporaneously with, the date hereof (each section or subsection of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein), Exegy represents and warrants to HyperFeed that:

Section 5.1. Organization and Authority of Exegy. Exegy is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to carry on its business as now conducted. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Exegy and no other corporate proceeding on the part of Exegy is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Exegy, and constitutes a valid and binding agreement of Exegy, enforceable against Exegy in accordance with its terms, except to the extent that the enforceability (i) may be limited by applicable bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity, (ii) may be limited by the availability of the equitable remedy of specific performance and injunctive relief so subject to the discretion of the court before which the proceeding may be brought, and (iii) the enforceability of provisions relating to indemnification may be limited by applicable federal, state, or other securities laws or the public policy underlying such laws.

Section 5.2. Governmental Authorization. The execution, delivery and performance by Exegy of this Agreement and the consummation by Exegy of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity by Exegy other than (a) compliance with any applicable requirements of the Securities Act and the Exchange Act; (b) such as may be required under any applicable state securities or blue sky laws; (c) such other consents, approvals, actions, orders, authorizations, registrations, declarations and filings that, in the case of this Section 5.2(c), if not obtained or made, would not, individually or in the aggregate, (x) be reasonably likely to have an Exegy Material Adverse Effect, or (y) prevent or materially impair the ability of Exegy to consummate the transactions contemplated by this Agreement.

Section 5.3. Non-Contravention. The execution, delivery and performance by Exegy of this Agreement and the consummation by Exegy of the transactions contemplated hereby do not and will not (a) contravene or conflict with Exegy’s Certificate of Incorporation or Bylaws, (b) assuming compliance with the matters referred to in Section 5.2 of this Agreement, contravene or conflict with or constitute a violation of any provision of any Law, regulation, judgment, injunction, order or decree binding upon or applicable to Exegy, (c) constitute a breach or default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of Exegy or any Exegy Subsidiary or to a loss of any benefit or status to which Exegy is entitled under any provision of any agreement, contract or other instrument binding upon Exegy or any Exegy Subsidiary or any license, franchise, permit or other similar authorization held by Exegy or any Exegy Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of Exegy; except in the case of each of Sections 5.3 (b), (c) and (d) of this Agreement, any such items that would not, individually or in the aggregate (x) be reasonably likely to have an Exegy Material Adverse Effect or (y) prevent or materially impair the ability of Exegy to consummate the transactions contemplated by this Agreement.

Section 5.4. Information to be Supplied. No representation or warranty made by it in this Agreement nor any statement by it contained in the Exegy Disclosure Schedule, contains any untrue statement of a material fact, or omits to state any material fact, required to be stated therein, in light of the circumstances in which it was made, to make the statement herein or therein contained not misleading.

Section 5.5. Absence of Certain Changes. Since December 31, 2005, except as otherwise expressly contemplated by this Agreement, Exegy and the Exegy Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (a) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Exegy or any Exegy Subsidiary that, individually or in the aggregate, has had or would be reasonably likely to have an Exegy Material Adverse Effect, (b) any action, event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have an Exegy Material Adverse Effect, (c) any incurrence, assumption or guarantee by Exegy of any material indebtedness for borrowed money other than in the ordinary course and in amounts and on terms consistent with past practices, or (d) any change in accounting or Tax accounting method, or any material arrangements, agreements or elections made with respect to Taxes.

Section 5.6. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by, or is authorized to act on behalf of, Exegy or any Exegy Subsidiary or who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

Section 5.7. Capitalization.

(a) The authorized capital stock of Exegy as of the date of this Agreement consists of (i) 15,666,672 shares of Exegy Common Stock, of which 2,000,000 shares have been designated Common Stock; and (ii) 10,579,704 shares of Exegy Preferred Stock, of which 3,333,328 shares have been designated Series A Preferred Stock and 7,246,376 shares have been designated Series A-2 Preferred Stock. As of June 16, 2006, (A) 2,000,000 shares of Exegy Common Stock were issued and outstanding, (B) Stock Options to purchase an aggregate of 1,558,963 shares of Exegy Common Stock were issued and outstanding (of which options to purchase an aggregate of 239,825 shares of Exegy Common Stock were exercisable), (C) no  shares of Exegy Common Stock were held in its treasury, except as disclosed in the Exegy Financial Statements, (D) 9,228,951 shares of Exegy Preferred Stock were issued and outstanding, (E) Stock Options to purchase an aggregate of -0- shares of Exegy Preferred Stock were issued and outstanding (of which options to purchase an aggregate of -0- shares of Exegy Preferred Stock were exercisable). All outstanding shares of capital stock of Exegy have been duly authorized and validly issued and are fully paid and nonassessable. All Stock Options outstanding as of the date hereof (including the name of the option holder, the date of grant, the exercise price and number of shares exercisable under such options) are set forth on Section 5.7 of the Exegy Disclosure Schedule.

(b) As of the date hereof, except (i) as set forth in this Section 5.7, and (ii) for changes since December 31, 2005, resulting from the exercise of stock options outstanding on such date, there are no outstanding (x) shares of capital stock or other voting securities of Exegy, (y) securities of Exegy convertible into or exchangeable for  shares of capital stock or voting securities of Exegy, or (z) options or other rights to acquire from Exegy, and no obligation of Exegy to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Exegy (the items in clauses (x), (y) and (z) being referred to collectively as the “Exegy Securities”). There are no outstanding obligations of Exegy or any Exegy Subsidiary to repurchase, redeem or otherwise acquire any Exegy Securities. There are no outstanding contractual obligations of Exegy to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. As of the date hereof, other than as specifically provided in the Articles of Incorporation of Exegy, there are no stockholder agreements, voting trusts or other agreements or understandings to which Exegy is a party, or of which Exegy is aware, relating to voting, registration or disposition of any shares of capital stock of Exegy.

Section 5.8. Subsidiaries. Section 5.8 of the Exegy Disclosure Schedule sets forth a true and complete list of all Exegy Subsidiaries.

Section 5.9. Financial Statements; No Material Undisclosed Liabilities.

(a) The audited consolidated balance sheets of Exegy as of December 31, 2003, December 31, 2004 and December 31, 2005, together with the related audited consolidated statements of operations, stockholders’ equity and cash flows for the fiscal years then ended and the notes thereto (the “Exegy Financial Statements”), fairly present in all material respects, in conformity with GAAP consistently applied (except as may be indicated in the notes thereto), the financial position of Exegy as of the dates thereof and its results of operations, stockholders’ equity and consolidated cash flows for the periods then ended.

(b) There are no liabilities of Exegy of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, in each case, that are required by GAAP to be set forth on a balance sheet of Exegy, other than:

(i) liabilities or obligations disclosed or provided for in the Exegy Balance Sheet or disclosed in the notes thereto or which were fully incurred or paid after December 31, 2005 in the ordinary course of business;

(ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; and

(iii) other liabilities or obligations that individually or in the aggregate, would not be reasonably likely to have an Exegy Material Adverse Effect.

Section 5.10. Litigation.There are no actions, suits, investigations, arbitrations or other proceedings pending against, or to the Knowledge of Exegy threatened against, Exegy or any of its assets or properties before any arbitrator or Governmental Entity that are, individually or in the aggregate, reasonably likely to (a) have an Exegy Material Adverse Effect, or (b) adversely effect the ability of Exegy to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

Section 5.11. Taxes.

(a) All material Tax returns (including information returns), declarations, statements, reports and forms (collectively, the “Exegy Returns”) required to be filed by or with respect to Exegy or any Exegy Subsidiary have been duly and timely filed and are correct and complete in all materials respects.

(b) Each of Exegy and each Exegy Subsidiary has timely paid all Taxes due and payable (whether or not shown on any Exegy Return).

(c) Exegy and each Exegy Subsidiary has made adequate provision for all unpaid Taxes being current Taxes not yet due and payable.

(d) There is no action, suit, proceeding, audit or claim now pending or to Exegy’s knowledge proposed or threatened against or with respect to Exegy or any Exegy Subsidiary in respect of any Tax.

(e) Neither Exegy nor any Exegy Subsidiary has been a member of an affiliated, consolidated, combined, unitary or similar group (other than one of which Exegy currently is the common parent).

(f) Neither Exegy nor any Exegy Subsidiary has ever owned any debt or equity interests in any Person (other than the Exegy Subsidiaries with respect to Exegy).

(g) None of Exegy or any of the Exegy Subsidiaries (A) is the beneficiary of any extension of time within which to file an Exegy Return, (B) is the subject of a waiver of any statute of limitations in respect of Taxes, or (C) is subject to any extension of time with respect to a Tax assessment or deficiency.

(h) No written claim has ever been made by an authority in a jurisdiction where any of Exegy or any Exegy Subsidiary does not file Exegy Returns that any of them is subject to taxation by that jurisdiction.

(i) Each of Exegy and the Exegy Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid and has complied, in all material respects, with all information reporting and backup withholding requirements.

(j) Neither Exegy nor any Exegy Subsidiary is a party to any Tax indemnity, sharing or allocation agreement.

(k) There are no Liens for Taxes upon any of the asses or property of any of the Exegy Subsidiaries.

(l) Exegy has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) None of Exegy or any of the Exegy Subsidiaries has made any payments, is obligated to make any payments or is a party to any agreement that could obligate it to make payments that would result in a nondeductible expense under Section 280G of the Code.

(n) None of Exegy or any of Exegy Subsidiaries has agreed to or is required to make any adjustment under Section 481 of the Code.

(o) None of Exegy or any of the Exegy Subsidiaries is subject to a private ruling from, or agreement with, a tax authority.

(p) None of Exegy or any of the Exegy Subsidiaries has any liability for the Taxes of any other Person, other than under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) with respect to any combined, consolidated, unitary or similar group of which such company currently is a member, (i) as a transferee or successor, (ii) by contract or (iii) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law).

(q) None of Exegy or any of Exegy Subsidiaries (A) is a party to any joint venture partnership, (B) has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code or (C) will be required to include any item in taxable income for any taxable period or portion thereof ending after the Closing Date as a result of any installment sale, prepaid amount, intercompany transaction or excess loss account.

(r) None of Exegy or any of the Exegy Subsidiaries has taken, or agreed or failed to take any action, or has Knowledge of any fact, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.12. Employee Benefits.

(a) Section 5.12(a) of the Exegy Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) that is maintained, administered or contributed to by Exegy or any of its ERISA Affiliates and covers any employee or former employee of Exegy or any Exegy Subsidiary. Copies of such plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof have been furnished, or will be made available upon request, to HyperFeed together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto), all summary plan descriptions and material employee communications prepared in connection with any such plan. Such plans are referred to collectively herein as the “Exegy Employee Plans.” For purposes of this Section 5.12, “ERISA Affiliate” of any Person means any other Person which, together with such Person, would be treated as a single employer under Section 414 of the Code.

(b) No Exegy Employee Plan is now or at any time has been subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA. At no time has Exegy or any of its ERISA Affiliates contributed to, or been required to contribute to, any Multiemployer Plan, or any Retirement Plan, and neither Exegy nor any of its ERISA Affiliates has, or ever has had, any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a Multiemployer Plan. To the Knowledge of Exegy, no condition exists and no event has occurred that would be reasonably likely to constitute grounds for termination of any Exegy Employee Plan that is a Retirement Plan or, with respect to any Exegy Employee Plan that is a Multiemployer Plan, presents a material risk of a complete or partial withdrawal under Title IV of ERISA and neither Exegy nor any of its ERISA Affiliates has incurred any liability under Title IV of ERISA arising in connection with the termination of, or complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA that would be reasonably likely to have an Exegy Material Adverse Effect. To the Knowledge of Exegy, nothing has been done or omitted to be done and no transaction or holding of any asset under or in connection with any Exegy Employee Plan has occurred that will make Exegy or any Exegy Subsidiary, or any officer or director of Exegy or any Exegy Subsidiary, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code (assuming the taxable period of any such transaction expired as of the date hereof) that would be reasonably likely to have an Exegy Material Adverse Effect.

(c) Each Exegy Employee Plan that is intended to be qualified under Section 401(a) of the Code now meets, and at all times since its inception has met, the requirements for such qualification other than such requirements for which a remedial amendment period has not expired, and each trust forming a part thereof is now, and at all times since its inception has been, exempt from tax pursuant to Section 501(a) of the Code. Each such plan has received a determination letter from the Internal Revenue Service to the effect that such plan is qualified and its related trust is exempt from federal income taxes. Exegy has furnished, or will make available upon request, to HyperFeed copies of the most recent Internal Revenue Service determination letters with respect to each such Exegy Employee Plan. Each Exegy Employee Plan has been maintained and administered in substantial compliance with its terms (except that in any case in which any Exegy Employee Plan is currently required to comply with a provision of ERISA or of the Code, but is not yet to be amended to reflect such provision, such plan has been maintained and administered in accordance with the provision) and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Exegy Employee Plan. All material reports, returns and similar documents with respect to each Exegy Employee Plan required to be filed with any governmental agency or distributed to any Exegy Employee Plan participant have been duly timely filed and distributed.

(d) There is no contract, agreement, plan or arrangement that, as a result of the transactions contemplated by this Agreement, would be reasonably likely to obligate Exegy or any Exegy Subsidiary to make any payment of any amount that would not be deductible pursuant to the terms of Section 162(m) or Section 280G of the Code.

(e) Except as disclosed in writing to HyperFeed prior to the date hereof, there has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any Exegy Employee Plan that would increase materially the expense of maintaining such Exegy Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2005.

(f) No Exegy Employee Plan promises or provides post-retirement medical, life insurance or other benefits due now or in the future to current, former or retired employees of Exegy or any Exegy Subsidiary.

Section 5.13. Compliance with Laws; Licenses, Permits and Registrations.

(a) Neither Exegy nor any Exegy Subsidiary is in violation of, nor has Exegy or any Exegy Subsidiary been notified that it has violated, any applicable provisions of any Laws, statutes, ordinances, regulations, judgments, injunctions, orders or consent decrees, except for any such violations that, individually or in the aggregate, are not reasonably likely to have an Exegy Material Adverse Effect.

(b) Exegy and each Exegy Subsidiary has all permits, licenses, approvals, authorizations of and registrations with and under all federal, state, local and foreign laws, and from all Governmental Entities required by Exegy and/or its Subsidiaries to carry on its business as currently conducted, except where the failure to have any such permits, licenses, approvals, authorizations or registrations, individually or in the aggregate, would not be reasonably likely to have an Exegy Material Adverse Effect.

Section 5.14. Title to Properties.

(a) Exegy has good and marketable title to, or valid leasehold interests in, all its properties and assets reflected in the Exegy Financial Statements as being owned or leased by Exegy, except for such as are no longer used or useful in the conduct of its business or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar Liens, encumbrances or impediments that are not reasonably likely to have an Exegy Material Adverse Effect. All such assets and properties, other than assets and properties in which Exegy has leasehold interests, are free and clear of all Liens, except for Liens that are not reasonably likely to have an Exegy Material Adverse Effect.

(b) Exegy and each Exegy Subsidiary(i) is in substantial compliance with the terms of all leases to which any of them are, respectively, a party and under which it is in occupancy, and all such leases are in full force and effect and (ii) enjoys peaceful and undisturbed possession under all such leases.

Section 5.15. Intellectual Property.

(a) Exegy owns or has a valid license to use, free and clear of all liens all material: (i) Marks; (ii) Patents; (iii) Copyrights; and (iv) Trade Secrets; necessary to (x) carry on the business of Exegy as currently conducted, and (y) make, have made, use, distribute and sell all products currently sold by Exegy and all products in development.

(b) Exegy has not received any notification or other communication of the existence of any dispute or disagreement with respect to any agreement to which Exegy is a party, relating to any of Exegy’s Marks, Patents, Copyrights, or Trade Secrets (collectively, “Exegy Intellectual Property”), and to the Knowledge of Exegy, there are no such threatened disputes or disagreements.

(c) All former and current employees of Exegy have executed written contracts with Exegy that assign to Exegy all rights to any inventions, improvements, discoveries, or information relating to the business of Exegy. To the Knowledge of Exegy, no employee of Exegy or any Exegy Subsidiary has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than Exegy.

(d) All of Exegy’s Patents are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions except where the failure to have such ownership or license is not reasonably likely to have an Exegy Material Adverse Effect.

(e) Exegy uses reasonable procedures to keep its Trade Secrets confidential, and Exegy’s Trade Secrets have been disclosed only under written agreements that require the recipient to hold such Trade Secrets confidential.

(f) No Patent has been or is now involved in any interference, reissue, reexamination, or opposition proceeding. Exegy has not received notification of any potentially interfering patent or patent application of any third party.

(g) To the Knowledge of Exegy, no Exegy Intellectual Property is infringed or, to the Knowledge of Exegy, has been challenged or threatened in any way. To the Knowledge of Exegy, none of the products manufactured and sold or proposed to be sold, nor any process or know-how used, by Exegy or any HyperFeed Subsidiary infringes or is alleged to infringe any Patent or other proprietary right of any other Person.

(h) Other than the software licenses set forth in the Exegy Disclosure Schedule, Exegy is not required to make any payments to any third parties in connection with third party technology embedded in the Exegy Intellectual Property.

(i) All products made, used, or sold under the Exegy Patents have been marked with the proper patent notice except where the failure to have such ownership or license is not reasonably likely to have an Exegy Material Adverse Effect.

Section 5.16. Environmental Matters. With such exceptions as, individually or in the aggregate, are not reasonably likely to have an Exegy Material Adverse Effect, (i) no written notice, notification, demand, request for information, summons, complaint or order has been received by Exegy or any HyperFeed Subsidiary, and no investigation, action, claim, suit, proceeding or review is pending or to the Knowledge of Exegy, threatened by any Person against, Exegy or any Exegy Subsidiary with respect to any applicable Environmental Law and (ii) to the Knowledge of Exegy, Exegy and each Exegy Subsidiary is and has been in compliance with all applicable Environmental Laws.

Section 5.17. Material Agreements.

(a) Section 5.17 of the Exegy Disclosure Schedule lists all contracts and agreements to which, as of the date hereof, Exegy or any Exegy Subsidiary is a party or by which any of them is bound or under which Exegy or any Exegy Subsidiary has or may acquire any rights, which involve or relate to (i) obligations of Exegy or any Exegy Subsidiary for borrowed money or other indebtedness where the amount of such obligations exceeds $50,000 individually, (ii) the lease by Exegy or any Exegy Subsidiary, as lessee or lessor, of real property for rent of more than $50,000 per annum, (iii) the purchase or sale of goods or services by Exegy or any Exegy Subsidiary with an aggregate minimum purchase price of more than $50,000 per annum, (iv) rights to manufacture and/or distribute any product which accounted for more than $50,000 of the consolidated revenues of Exegy during the fiscal year ended December 31, 2005 or under which Exegy or any Exegy Subsidiary received or paid license or other fees in excess of $50,000 during any year, (v) the purchase or sale of assets or properties not in the ordinary course of business having a purchase price in excess of $50,000, (vi) the right (whether or not currently exercisable) to use, license (including any “in-license” or “outlicense”), sublicense or otherwise exploit any intellectual property right or other proprietary asset of Exegy or any Exegy Subsidiary or any other Person which requires the payment of a license or support fee or royalty in excess of $50,000, (vii) any collaboration or joint venture or similar arrangement, (viii) the restriction on the right or ability of Exegy or any Exegy Subsidiary (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person; (ix) individual capital expenditures or commitments in excess of $50,000; or (x) powers of attorney. All such contracts and agreements are duly and validly executed by Exegy and are in full force and effect in all material respects.

(b) Exegy has not materially violated or breached, or committed any material default under, any contract or agreement, and, to the Knowledge of Exegy, no other Person has materially violated or breached, or committed any material default under, any contract or agreement. No event has occurred which, after notice or the passage of time or both, would constitute a default by Exegy under any contract or agreement or give any Person the right to (A) declare a default or exercise any remedy under any contract or agreement, (B) receive or require a rebate, chargeback, penalty or change in delivery schedule under any contract or agreement, (C) accelerate the maturity or performance of any contract or agreement, or (D) cancel, terminate or modify any contract or agreement, in each case which, together with all other events of the types referred to in clauses (A), (B), (C) and (D) of this sentence has had or may reasonably be expected to have an Exegy Material Adverse Effect. All such contracts and agreements will continue, after the Closing, to be binding in all material respects in accordance with their respective terms until their respective expiration dates.

Section 5.18. Employment Agreements. There exists no employment, consulting, severance or indemnification agreement or other agreement or plan to which Exegy is a party that would be altered or result in any bonus, golden parachute, severance or other payment or obligation to any Person, or result in any acceleration of the time of payment or in the provision or vesting of any benefits, as a result of the execution or performance of this Agreement or the transactions contemplated hereby.

Section 5.19. Certain Business Practices. Neither Exegy nor any Exegy Subsidiary, nor to the Knowledge of Exegy any director, officer or employee of Exegy or any Exegy Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

Section 5.20. Insurance. Exegy has made available to HyperFeed a summary of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of Exegy. Subject to expirations and renewals of insurance policies in the ordinary course of business, all of such insurance policies are in full force and effect. Since December 31, 2003, Exegy has not received any notice or other communication regarding any actual or possible (i) cancellation or invalidation of any material insurance policy, (ii) refusal of any coverage or rejection of any material claim under any insurance policy, or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending workers’ compensation or other claim under or based upon any insurance policy of Exegy other than claims incurred in the ordinary course of business.

ARTICLE VI

COVENANTS

Section 6.1. HyperFeed Interim Operations. Except as set forth in the HyperFeed Disclosure Schedule or as otherwise expressly contemplated or permitted hereby, or as required by any Governmental Entity of competent jurisdiction, without the prior consent of Exegy (which consent will not be unreasonably withheld or delayed), from the date hereof until the Closing or the termination of this Agreement, HyperFeed and its Subsidiaries shall conduct their businesses in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for HyperFeed and its Subsidiaries to carry on their business, and (iii) preserve existing relationships with their material customers, lenders, suppliers and others having material business relationships with them. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or permitted by this Agreement, or as required by a Governmental Entity of competent jurisdiction, from the date hereof until the Closing or the termination of this Agreement, without the prior consent of Exegy (which consent will not be unreasonably withheld or delayed), HyperFeed and its Subsidiaries shall not, except to the extent required to comply with its obligations hereunder or required by law:

(a) amend or propose to so amend its Certificate of Incorporation, Bylaws or other governing documents;

(b) split, combine or reclassify any shares of capital stock of HyperFeed or declare, set aside or pay any dividend;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any  shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than its Common Stock upon the exercise of stock options in accordance with their present terms; or (ii) amend in any respect any term of any outstanding security of HyperFeed;

(d) other than in connection with transactions not prohibited by Section 6.1(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for HyperFeed made available to Exegy, (ii) disclosed in any HyperFeed SEC Document filed prior to the date hereof, or (iii) incurred in the ordinary course of business of HyperFeed and consistent with past practice;

(e) except in the ordinary course of business, acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or a series of related transactions (i) any assets (including any equity interests other than those relating to the Going Private Transaction) having a fair market value in excess of $100,000, or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $250,000, but in no event shall the expenditures, commitments, obligations or liabilities made, incurred or assumed, as the case may be, by HyperFeed pursuant to Sections 6.1(d) and 6.1(e) and in the Going Private Transaction exceed $500,000 in the aggregate;

(f) sell, lease, license, perform services, encumber or otherwise dispose of any assets, other than (i) sales or licenses of finished goods or the performance of services in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of HyperFeed’s business and (iii) assets related to discontinued operations of HyperFeed or any HyperFeed Subsidiary;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of HyperFeed, (iii) make any loans, advances or capital contributions to or investments in, any other Person, or (iv) guarantee any debt securities or indebtedness of others, except, in each case, in the ordinary course of business consistent with past practice;

(h) (i) enter into any agreement or arrangement that limits or otherwise restricts HyperFeed or any successor thereto or that would, after the Closing, limit or restrict HyperFeed, or any of its Affiliates, from engaging or competing in any line of business or in any location, or (ii) enter into, amend, modify or terminate any material contract, agreement or arrangement of HyperFeed or otherwise waive, release or assign any material rights, claims or benefits of HyperFeed thereunder; provided, however, that this Section 6.1(h) shall not prevent HyperFeed from entering into material contracts with customers, suppliers or distributors, so long as such contracts are entered into in the ordinary course and consistent with HyperFeed’s prior practice;

(i) (i) except as required by Law or a written agreement existing on or prior to the date hereof, or as consistent with past practice and routine raises on anniversary dates, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by Law, a written agreement existing on or prior to the date hereof, or a HyperFeed severance policy existing as of the date hereof, grant any severance or termination pay to any director, officer or employee of HyperFeed, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business consistent with past practice and containing only normal and customary terms, make any contribution to any existing such plan, (iv) except as may be required by Law or a written agreement or employee benefit plan existing on or prior to the date hereof, or as contemplated by this Agreement, enter into, amend in any respect, or accelerate the vesting under any HyperFeed Employee Plan, employment agreement, option, license agreement or retirement agreements, or (v) hire any employee with an annual base salary in excess of $180,000;

(j) change (i) HyperFeed’s methods of accounting (or Tax accounting) in effect at December 31, 2005 except as required by changes in GAAP, as concurred with by its independent public accountants, or (ii) HyperFeed’s fiscal year;

(k) (i) settle, propose to settle or commence, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of HyperFeed, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the HyperFeed Financial Statements (or the notes thereto) or (y) incurred since the date of such HyperFeed Financial Statements in the ordinary course of business consistent with past practice, or (ii) make any material Tax election or enter into any material settlement or compromise of any Tax liability;

(l) enter into any new material line of business not previously disclosed in any HyperFeed SEC Document filed prior to the date hereof; or

(m) agree, resolve or commit to do any of the foregoing.

Section 6.2. Exegy Interim Operations. Except as set forth in the Exegy Disclosure Schedule or as otherwise expressly contemplated or permitted hereby, or as required by any Governmental Entity of competent jurisdiction, without the prior consent of HyperFeed (which consent will not be unreasonably withheld or delayed), from the date hereof until the Closing or the termination of this Agreement, Exegy and its Subsidiaries shall conduct their businesses in all material respects in the ordinary course consistent with past practice and shall use commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) maintain in effect all material foreign, federal, state and local licenses, approvals and authorizations, including, without limitation, all material licenses and permits that are required for Exegy and its Subsidiaries to carry on their businesses and (iii) preserve existing relationships with their material customers, lenders, suppliers and others having material business relationships with them. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or permitted by this Agreement, or as required by a Governmental Entity of competent jurisdiction, from the date hereof until the Closing or the termination of this Agreement, without the prior consent of HyperFeed (which consent will not be unreasonably withheld or delayed), Exegy and the Exegy Subsidiaries shall not, except to the extent required to comply with its obligations hereunder required by law:

(a) amend or propose to so amend its Articles of Incorporation, Bylaws or other governing documents;

(b) split, combine or reclassify any shares of capital stock of Exegy or declare, set aside or pay any dividend;

(c) (i) except for issuances, deliveries or sales made in connection with satisfying the covenants set forth in Section 6.12, issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock of any class or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such capital stock or any such convertible securities, other than its Common Stock upon the exercise of stock options in accordance with their present terms, or (ii) amend in any respect any term of any outstanding security of Exegy;

(d) other than in connection with transactions not prohibited by Section 6.2(e), incur any capital expenditures or any obligations or liabilities in respect thereof, except for those (i) contemplated by the capital expenditure budgets for Exegy made available to HyperFeed, or (ii) incurred in the ordinary course of business of Exegy and consistent with past practice;

(e) except in the ordinary course of business, acquire (whether pursuant to cash merger, stock or asset purchase or otherwise) in one transaction or a series of related transactions (i) any assets (including any equity interests) having a fair market value in excess of $100,000 or (ii) all or substantially all of the equity interests of any Person or any business or division of any Person having a fair market value in excess of $250,000, but in no event shall the expenditures, commitments, obligations or liabilities made, incurred or assumed, as the case may be, by Exegy pursuant to Sections 6.2(d) and 6.2(e) exceed $50,000 in the aggregate;

(f) sell, lease, license, perform services, encumber or otherwise dispose of any assets, other than (i) sales or licenses of finished goods or the performance of services in the ordinary course of business consistent with past practice, (ii) equipment and property no longer used in the operation of Exegy’s business and (iii) assets related to discontinued operations of Exegy or any Exegy Subsidiary;

(g) (i) incur any material indebtedness for borrowed money or guarantee any such indebtedness, (ii) issue or sell any debt securities or warrants or rights to acquire any debt securities of Exegy, (iii) make any loans, advances or capital contributions to or investments in, any other Person, or (iv) guarantee any debt securities or indebtedness of others, except, in each case, in the ordinary course of business consistent with past practice;

(h) (i) enter into any agreement or arrangement that limits or otherwise restricts Exegy or any successor thereto or that would, after the Closing, limit or restrict Exegy, or any of its Affiliates, from engaging or competing in any line of business or in any location, or (ii) enter into, amend, modify or terminate any material contract, agreement or arrangement of Exegy or otherwise waive, release or assign any material rights, claims or benefits of Exegy thereunder; provided, however, that this Section 6.2(h) shall not prevent Exegy from entering into material contracts with customers, suppliers or distributors, so long as such contracts are entered into in the ordinary course and consistent with Exegy’s prior practice;

(i) (i) except as required by Law or a written agreement existing on or prior to the date hereof, or as consistent with past practice and routine raises on anniversary dates, increase the amount of compensation of any director or executive officer or make any increase in or commitment to increase any employee benefits, (ii) except as required by Law, a written agreement existing on or prior to the date hereof, or an Exegy severance policy existing as of the date hereof, grant any severance or termination pay to any director, officer or employee of Exegy, (iii) adopt any additional employee benefit plan or, except in the ordinary course of business consistent with past practice and containing only normal and customary terms, make any contribution to any existing such plan, (iv) except as may be required by Law or a written agreement or employee benefit plan existing on or prior to the date hereof, or as contemplated by this Agreement, enter into, amend in any respect, or accelerate the vesting under any Exegy Employee Plan, employment agreement, option, license agreement or retirement agreements, or (v) hire any employee with an annual base salary in excess of $100,000;

(j) change (i) Exegy’s methods of accounting (or Tax accounting) in effect at December 31, 2005 except as required by changes in GAAP, as concurred with by its independent public accountants, or (ii) Exegy’s fiscal year;

(k) (i) settle, propose to settle or commence, any litigation, investigation, arbitration, proceeding or other claim that is material to the business of Exegy, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice of liabilities (x) recognized or disclosed in the Exegy Financial Statements (or the notes thereto) or (y) incurred since the date of such Exegy Financial Statements in the ordinary course of business consistent with past practice, or (ii) make any material Tax election or enter into any material settlement or compromise of any Tax liability;

(l) enter into any new material line of business not previously disclosed; or

(m) agree, resolve or commit to do any of the foregoing.

Section 6.3. Cooperation in Receipt of Consents.

(a) The parties hereto shall cooperate with one another in (i) determining whether any other action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated hereby, (ii) seeking any such other actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking promptly to obtain any such actions, consents, approvals or waivers.

(b) Each party hereto shall afford the other parties hereto reasonable opportunities to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Entity or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

Section 6.4. Public Announcements. The parties hereto shall consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to the Merger, this Agreement or the transactions contemplated hereby; provided, however, that nothing in this Section 6.4 shall be deemed to prohibit any party from making any timely disclosure which its counsel deems necessary or advisable in order to satisfy such party’s disclosure obligations under applicable Law if such party shall use reasonable efforts to notify the other parties hereto of the contents of the disclosure prior to such disclosure.

Section 6.5. Access to Information; Notification of Certain Matters.

(a) From the date hereof until the Closing or the termination of this Agreement and subject to applicable Law, Exegy shall (i) afford HyperFeed and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to Exegy’s offices, properties, books, records, contracts, commitments, officers and employees and all other information concerning it and its business, properties, assets, condition (financial or otherwise) or prospects, (ii) consistent with its legal obligations, furnish or make available to HyperFeed and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such other party may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of HyperFeed in its investigation. Any investigation pursuant to this Section 6.6(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Exegy. Except as otherwise agreed to in writing by Exegy, unless and until the Closing, HyperFeed will be bound by, and all information received with respect to Exegy pursuant to this Section 6.6(a) and otherwise shall be subject to, the terms of that certain confidentiality agreement entered into by and between Exegy and HyperFeed, dated December 19, 2005 (the “Confidentiality Agreement”). HyperFeed affirms its understanding that, in the event that this Agreement is terminated prior to Closing, the terms of the Confidentiality Agreement will survive such termination and will continue in full force and effect. No information or Knowledge obtained by HyperFeed in any investigation pursuant to this Section 6.6(a) shall affect or be deemed to modify any representation or warranty made by Exegy hereunder.

(b) From the date hereof until the Closing or the termination of this Agreement and subject to applicable Law, HyperFeed shall (i) afford Exegy and its counsel, financial advisors, auditors and other authorized representatives reasonable access during normal business hours to HyperFeed’s offices, properties, books, records, contracts, commitments, officers and employees and all other information concerning it and its business, properties, assets, condition (financial or otherwise) or prospects, (ii) consistent with its legal obligations, furnish or make available to Exegy and its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such other party may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the reasonable requests of Exegy in its investigation. Any investigation pursuant to this Section 6.5(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of HyperFeed. Except as otherwise agreed to in writing by HyperFeed, unless and until the Closing, Exegy will be bound by, and all information received with respect to HyperFeed pursuant to this Section 6.5(b) and otherwise shall be subject to, the terms of the Confidentiality Agreement. Exegy affirms its understanding that, in the event that this Agreement is terminated prior to Closing, the terms of the Confidentiality Agreement will survive such termination and will continue in full force and effect. No information or Knowledge obtained by Exegy in any investigation pursuant to this Section 6.5(b) shall affect or be deemed to modify any representation or warranty made by HyperFeed hereunder.

(c) Each party hereto shall give prompt notice to each other party hereto of:

(i) the receipt by such party or any of such party’s Subsidiaries of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) the receipt by such party or any of such party’s Subsidiaries of any notice or other communication from any Governmental Entity in connection with any of the transactions contemplated by this Agreement;

(iii) such party’s obtaining Knowledge of any actions, suits, claims, investigations or proceedings commenced, threatened against, relating to or involving or otherwise affecting such party, as the case may be, or any Subsidiary of any of them; or

(iv) such party’s obtaining Knowledge of the occurrence, or failure to occur, of any event which occurrence or failure to occur will be likely to cause (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (B) any material failure of any party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall limit or otherwise affect the representations, warranties, obligations or remedies of the parties to the conditions to the obligations of the parties hereunder.

Section 6.6. Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things, necessary, proper, or advisable to consummate and make effective the transactions contemplated hereby, including using commercially reasonable efforts to obtain satisfaction of the conditions precedent to each party’s obligations hereunder within its reasonable control. No party hereto will, without the prior written consent of the other parties hereto, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement. From time to time after the date hereof, each of the parties hereto will, at its own expense, execute and deliver such documents to the other parties hereto as such other parties may reasonably request in order to more effectively consummate the transactions contemplated hereby.

Section 6.7. Expenses. Except to the extent specifically provided herein, and irrespective of whether the transactions contemplated hereby are consummated, (i) all costs and expenses incurred by Exegy in connection with this Agreement and the transactions contemplated hereby will be borne by Exegy and either paid or accrued as a liability on Exegy’s balance sheet before the Closing, and (ii) all costs and expenses incurred by HyperFeed in connection with this Agreement and the transaction contemplated hereby will be borne by HyperFeed and either paid or accrued as a liability on HyperFeed’s balance sheet before the Closing.

Section 6.8. Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use all commercially reasonable efforts to cause the Merger to qualify, and no party hereto will knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act reasonably could be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

Section 6.9. Tax Matters. The following provisions shall govern the allocation of responsibility as between the parties hereto for certain Tax matters following the Closing Date:

(a) HyperFeed shall prepare or cause to be prepared and file or cause to be filed all Exegy Returns for all periods ending on or prior to the Closing Date which are filed after the Closing Date. HyperFeed shall permit a representative of Exegy’s stockholders to review and comment on each such filing and shall make such revisions to such Exegy Returns as are reasonably requested by the representative of Exegy’s stockholders.

(b) HyperFeed shall prepare or cause to be prepared and file or caused to be filed any Exegy Returns for taxable periods which begin before the Closing Date and end after the Closing Date. HyperFeed shall permit a representative of Exegy’s stockholders to review and comment on each such filing and shall make such revisions to such Exegy Returns as are reasonably requested by the representative of Exegy’s stockholders.

(c) Each of the parties hereto shall cooperate, and shall cause its Subsidiaries and Affiliates to cooperate, as and to the extent reasonably requested in connection with the filing of Exegy Returns and HyperFeed Returns, and any claim for refund, audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the request of another party hereto) the provision of records and information which are reasonably relevant to any such return filing, claim for refund, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Transfer Taxes. Exegy shall pay all sales, use, transfer, real property, transfer, recording, documentary, stamp, registration, stock transfer and other similar taxes and fees, including penalties and interest arising out of the Merger, and shall file all Tax returns and other necessary documentation with respect thereto.

(e) Termination of Tax Sharing Agreement. Any and all Tax allocation or sharing agreements binding Exegy or any of the Exegy Subsidiaries or HyperFeed or any HyperFeed Subsidiary, as the case may be, shall be terminated as of the day before the Closing Date.

(f) Reporting. The parties shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code for purposes of all Tax returns and other filings.

Section 6.10. Employee Compensation and Benefits; Service Recognition.

(a) To the extent service is relevant for purposes of eligibility, participation or vesting (but not the accrual of benefits other than paid time off under any HyperFeed Employee Plans), the employees of the Surviving Corporation shall be credited for their service as of the Effective Time with Exegy or any predecessor entity. All employees of the Surviving Corporation shall be eligible to participate in the HyperFeed Plans to the same extent as the employees of HyperFeed. To the extent permitted under the applicable Plan, HyperFeed shall (i) waive any preexisting condition or waiving period limitation that would otherwise be applicable to an employee of the Surviving Corporation or his or her spouse or dependents, and (ii) give credit for any deductible or co-payment amounts paid under an Exegy Plan by any employee of the Surviving Corporation (or his or her spouse or dependents) in respect of the plan year in which the Closing occurs to the extent that such individuals participate in a HyperFeed Plan following the Closing for which deductibles or co-payments are required.

(b) Except as otherwise specifically set forth in this Agreement nothing contained herein shall be construed as requiring HyperFeed, the Surviving Corporation, or any of their Affiliates to continue any specific benefit plan or to continue the employment of any specific person.

Section 6.11. Capital Contributions.

(a) PICO shall contribute, or shall cause to be contributed, to HyperFeed capital in exchange for shares of HyperFeed Common Stock, in an amount sufficient to cause, as of the Effective Time, HyperFeed to have Minimum Cash, after taking into consideration payment of fees and expenses pursuant to Section 6.7, calculated and determined based upon a mutually acceptable methodology.

(b) Exegy’s stockholders shall contribute, or shall cause to be contributed, to Exegy capital in exchange for shares of Exegy Common Stock, in an amount sufficient to cause, as of the Effective Time, Exegy to have Minimum Cash after taking into consideration payment of fees and expenses pursuant to Section 6.7, calculated and determined based upon a mutually acceptable methodology.

(c) “Minimum Cash” means, for purposes of Section 6.11, the greater of: (1) $5 million unrestricted cash and marketable securities; or (2) the sum of $5 million of unrestricted cash and marketable securities plus the sum of any excess of current liabilities over current assets based on the following definitions: (a) current assets shall mean the current assets set forth on the appropriate entity’s consolidated balance sheet as of the close of business on the Effective Date (the “Closing Balance Sheet”) plus, in the case of HyperFeed, any amounts not then booked and included within current assets with respect to any holdbacks due from Comstock arising from the sale of discontinued operations, and (b) current liabilities shall mean the current liabilities set forth on the Closing Balance Sheet. In addition, with respect to HyperFeed, current liabilities shall not include: (x) any principal and interest due under the PICO convertible note that will be converted to HyperFeed Common Stock; (y) unearned revenue; or (z) any amounts due to Telerate under the Reuters TRS license agreement.

(d) Each Closing Balance Sheet will be prepared in accordance with GAAP consistently applied. If it is determined after the Effective Time that the covenants set forth in Section 6.11 were not satisfied as of the Effective Time, Exegy and PICO shall, within 45 days of the Effective Time, contribute an additional amount of capital that will have been sufficient to cause such covenants to be satisfied as of the Effective Time. In addition, to the extent holdbacks due from Comstock and included in Minimum Cash are not received by HyperFeed, then PICO shall contribute such amount to HyperFeed within 30 days of the expiration of any period for the payment of the holdback under the current terms of the documents providing for the holdbacks.

Section 6.12. Cancellation or Exchange of Exegy Options. On or prior to Closing, Exegy shall cause all outstanding Exegy Options to be exercised, canceled or exchanged for Exchange Options pursuant to Sections 3.3 and 3.4.

Section 6.13. Stockholders Agreement to Vote. On or prior to Closing, the stockholders of Exegy and the stockholders of HyperFeed existing immediately prior to the Closing shall enter into an agreement (the “Stockholders Agreement to Vote”) which shall provide that the then current stockholders of HyperFeed shall have the right to elect two (2) directors of HyperFeed voting as a single class, and the stockholders of Exegy receiving HyperFeed Common Stock pursuant to the Merger shall have the right to elect two (2) directors of HyperFeed, voting as a single class.

ARTICLE VII

CONDITIONS TO CLOSE

Section 7.1. Conditions to the Obligations of Each Party. The respective obligations of each of the parties hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver by all such parties pursuant to Section 10.2 hereof on or prior to the Closing Date of the following conditions:

(a) Regulatory Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure of which to obtain would have a HyperFeed Material Adverse Effect or an Exegy Material Adverse Effect, shall have been filed, occurred or been obtained; and

(b) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the transactions contemplated hereby illegal or otherwise prohibiting, enjoining or restraining consummation of the transactions contemplated hereby or (ii) which otherwise would reasonably be expected to cause the consummation of the transactions contemplated by this Agreement to have an Exegy Material Adverse Effect or a HyperFeed Material Adverse Effect.

Section 7.2. Conditions to the Obligations of Exegy. The obligations of Exegy to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Exegy pursuant to Section 10.2 hereof, on or prior to the Closing Date, of the following further conditions:

(a) Representations and Covenants. (i) HyperFeed shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing; (ii) except for changes contemplated by this Agreement or as a result of the transactions contemplated hereby, the representations and warranties of HyperFeed in this Agreement that are qualified as to materiality or HyperFeed Material Adverse Effect shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Closing Date (except in each case for representations and warranties that address matters only as of a specific date, in which case such representations and warranties qualified as to materiality or HyperFeed Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and (iii) Exegy shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of HyperFeed to the foregoing effect.

(b) No Material Adverse Effect. There shall have occurred no HyperFeed Material Adverse Effect from the date hereof through the Closing Date.

(c) Conversion of Debt. The outstanding debt and obligations of HyperFeed listed on Exhibit C hereto shall have been converted to HyperFeed Common Stock in accordance with the current terms of the instruments evidencing the outstanding debt and obligations.

(d) Going Private Transaction. HyperFeed shall have completed a going private transaction pursuant to the rules and regulations set forth in Section 13e-3 of the Exchange Act (the “Going Private Transaction”), and all amounts to be paid to HyperFeed stockholders in connection with the Going Private Transaction shall have been paid or accrued as a liability on HyperFeed’s balance sheet before the Closing.

(e) Conditional Purchase Agreement. Exegy’s stockholders and HyperFeed shall have executed and delivered a Conditional Purchase Agreement substantially in the form of Exhibit B hereto (the “Conditional Purchase Agreement”) pursuant to which Exegy’s stockholders shall, following the Closing and upon the satisfaction of certain adjustment targets, have the right to purchase from HyperFeed a designated portion of the HyperFeed Common Stock.

(f) Stockholders Agreement to Vote. HyperFeed stockholders shall have executed and delivered the Stockholders Agreement to Vote.

(g) Stockholders Transfer Restriction Agreement. The stockholders of HyperFeed as of the Effective Time shall have executed and delivered a Stockholders Transfer Restriction Agreement (the “STR Agreement”) restricting the transfer of HyperFeed Common Stock in form and substance acceptable to the parties.

Section 7.3. Conditions to the Obligations of HyperFeed. The obligations of HyperFeed to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by HyperFeed pursuant to Section 10.2 hereof, on or prior to the Closing Date, of the following further conditions:

(a) Covenants. (i) Exegy shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing and (ii) HyperFeed shall have received a certificate from Exegy signed by the Chief Executive Officer or Chief Financial Officer of Exegy to the foregoing effect.

(b) Representations. Except for changes contemplated by this Agreement or as a result of the transactions contemplated hereby, (i) the representations and warranties of Exegy in this Agreement that are qualified as to materiality or Exegy Material Adverse Effect shall be accurate, and any such representations and warranties that are not so qualified shall be accurate, in all material respects, as of the date of this Agreement and as of the Closing Date (except for representations and warranties which address matters only as of a specific date, in which case such representations and warranties qualified as to materiality or Exegy Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date); and (iii) HyperFeed shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Exegy to the foregoing effect.

(c) No Material Adverse Effect. There shall have occurred no Exegy Material Adverse Effect from the date hereof through the Closing Date.

(d) Conditional Purchase Agreement. Exegy’s stockholders and HyperFeed shall have executed and delivered the Conditional Purchase Agreement.

(e) Stockholder Approval. The holders of a majority of the outstanding shares of Exegy’s Common Stock and Exegy’s Preferred Stock shall have approved Exegy’s execution of this Agreement and consummation of the Merger.

(f) Stockholders Agreement to Vote. Exegy stockholders shall have executed and delivered the Stockholders Agreement to Vote.

(g) Stockholders Transfer Restriction Agreement. The stockholders of HyperFeed as of the Effective Time shall have executed and delivered the STR Agreement restricting the transfer of HyperFeed Common Stock in form and substance acceptable to the parties.

(h) Tax Certificate. Exegy shall have delivered to HyperFeed a certificate, in form and substance satisfactory to HyperFeed, that Exegy has never been a United States real property holding corporation within the meaning of Section 897(c) of the Code.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 8.1. No Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement will expire on the Closing Date.

ARTICLE IX

TERMINATION

Section 9.1. Termination. This Agreement may be terminated at any time prior Closing:

(a) by mutual written agreement of the parties hereto;

(b) by either Exegy, on one hand, or HyperFeed, on the other hand, if:

(i) the Closing shall not have occurred on or before October 31, 2006 (the “Expiration Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any party whose breach of any provision of this Agreement has resulted in the failure of the Closing to occur on or before the Expiration Date; or

(ii) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining the parties hereto from consummating the transactions contemplated by this Agreement is entered and such judgment, injunction, judgment or order shall have become final and nonappealable and, prior to such termination, the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, such law, regulation, judgment, injunction, order or decree.

(c) by Exegy, if a breach on the part of HyperFeed of any representation, warranty, covenant or agreement set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.2(a) not to be satisfied, and such conditions shall be incapable of being satisfied by the Expiration Date;

(d) by HyperFeed, if a breach on the part of Exegy of any representation, warranty, covenant or agreement set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 7.3(a) not to be satisfied, and such conditions shall be incapable of being satisfied by the Expiration Date; or

(e) automatically, if the transactions contemplated herein are enjoined by a court of competent jurisdiction for a period extending beyond 90 days.

Section 9.2. Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, or their respective officers or directors, if applicable, except with respect to the provisions of Sections 6.7, 10.1, 10.4, 10.5, and 10.10 of this Agreement which provisions shall remain in full force and effect and survive any termination of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement.

ARTICLE X

MISCELLANEOUS

Section 10.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, in each case, if on a Business Day, and otherwise on the next Business Day, (b) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (c) the second Business Day if delivered by nationally recognized overnight courier. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Exegy to:

Exegy Incorporated
3668 S. Geyer Road, Suite 300
St. Louis, Missouri 63127
Attention: J. J. Stupp

with copies to:

Stinson Morris Hecker LLP
100 South Fourth Street, Suite 700
St. Louis, Missouri 63102
Attention: John Finger

if to HyperFeed to:

HyperFeed Technologies, Inc.
300 South Wacker Drive, Suite 300
Chicago, Illinois 60606
Attention: Gemma Lahera

with a copy to:

Pepper Hamilton LLP
One Mellon Center
500 Grant Street, 50th Floor
Pittsburgh, PA 15219
Attention: Damian C. Georgino

Section 10.2. Amendments; No Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Closing if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each of the parties hereto or in the case of a waiver, by the party against whom the waiver is to be effective; except any condition which, if not satisfied, would result in the violation of any Law or applicable governmental regulation, which violation would have a HyperFeed Material Adverse Effect or an Exegy Material Adverse Effect.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 10.3. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 10.4. Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to any principles of Delaware conflicts or choice of law.

Section 10.5. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 10.6. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and, with the exception of those officers and directors identified in Section 6.11 of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.7. Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.8. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.9. Entire Agreement. This Agreement (together with the HyperFeed Disclosure Schedule, the Exegy Disclosure Schedule, and the exhibits and schedules hereto), and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof.

Section 10.10. Severability. If any term, provision, covenant or restriction set forth in this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not deemed by a party (acting reasonably and in good faith) to be materially adverse to that party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EXEGY INCORPORATED

By: /s/ J.J. Stupp
Name: J.J. Stupp
Title: Chief Financial Officer

HYPERFEED TECHNOLOGIES, INC.

By: /s/ Paul Pluschkell
Name: Paul Pluschkell
Title: President and CEO

HYPERFEED ACQUISITION HOLDINGS, INC.

By: /s/ Paul Pluschkell
Name: Paul Pluschkell
Title: President and CEO

APPENDIX I

DEFINITIONS

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, or partnership or other ownership interests, by contract, or otherwise.

“Business Day” means any day other than a Saturday, Sunday or one on which banks are authorized or required by Law to close in the State of Missouri.

“Claims” means any and all administrative, regulatory, or judicial actions or causes of action, suits, petitions, proceedings, investigations, hearings, demands, demand letters, claims, or notices of noncompliance or violation delivered by any Governmental Entity or other Person.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Copyrights” mean all copyrightable works in both published works and unpublished works registered and unregistered, including, without limitation, any software.

“Effective Time” means the date and time of filing the Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger (or such later time as may be agreed in writing by each of the parties hereto and specified in the Certificate of Merger).

“Environmental Laws” means any federal, state, local and foreign statutes, laws (including, without limitation, common law), judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements relating to human health and safety, the environment or to pollutants, contaminants, wastes, or chemicals, hazardous substances, hazardous materials or hazardous wastes as any of those terms is regulated or defined by Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exegy Balance Sheet” means Exegy’s audited balance sheet dated December 31, 2005.

“Exegy Common Stock” means the Exegy common stock, par value $.001 per share.

“Exegy Disclosure Schedule” means the schedule delivered to HyperFeed by Exegy pursuant to Article V hereof containing exceptions to the representations and warranties of the Signatory Stockholders set forth in such Article V.

“Exegy Preferred Stock” means, collectively, the Exegy Series A Preferred Stock and Exegy Series A-2 Preferred Stock.

“Exegy Series A Preferred Stock” means the Exegy Series A Preferred Stock.

“Exegy Series A-2 Preferred Stock” means the Exegy Series A-2 Preferred Stock.

“GAAP” means generally accepted U.S. accounting principals, and when applied to HyperFeed, as interpreted and applied by the SEC.

“Governmental Entity” means any U.S. federal, state or local governmental authority, any transgovernmental authority or any court, tribunal, administrative or regulatory agency or commission or other governmental authority, agency, instrumentality, or other public body, domestic or foreign.

“HyperFeed Balance Sheet” means HyperFeed’s audited balance sheet dated December 31, 2005.

“HyperFeed Common Stock” means the common stock of HyperFeed, par value $.001 per share.

“HyperFeed Disclosure Schedule” means the schedule delivered to Exegy by HyperFeed pursuant to Article IV hereof containing exceptions to the representations and warranties of HyperFeed set forth in such Article IV.

“HyperFeed Preferred Stock” means, collectively, the Series A and Series B, 5% convertible Preferred Stock, par value $.001 per share of HyperFeed.

“HyperFeed SEC Documents” means (i) all forms, reports, and documents required to be filed by HyperFeed with the SEC Under the Securities Act or the Exchange Act filed since December 31, 2003, and (ii) all other reports, filings, registration statements and other documents filed by HyperFeed with the SEC under the Exchange Act or the Securities Act filed since December 31, 2003.

“HyperFeed Share Value” means the average closing price of HyperFeed Common Stock for OTC Bulletin Board trading for each of the twenty (20) trading days prior to the date of this Agreement.

“Knowledge” means, with respect to the matter in question, the actual knowledge, if any of (i) in the case of Exegy, the executive officers and directors of Exegy, and (ii) in the case of HyperFeed, the executive officers and directors of HyperFeed.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other judicial or administrative order, judgment, decree, constitution, statute, rule, regulation, treaty, ordinance or principle of common law.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, other than (i) Liens for current taxes and assessments not yet due and payable, (ii) inchoate mechanic and materialmen’s Liens for construction in progress, (iii) workmen’s, repairmen’s, warehousemen’s, and carrier’s and other similar Liens arising in the ordinary course of business, and (v) other Liens incurred in the ordinary course of the party’s business.

“Loss” or “Losses” means losses, liabilities, damages, obligations, payments, costs, Taxes and expenses (including the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

“Marks” mean all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications therefor as well as the goodwill of the business associated therewith.

“Material Adverse Effect” means an event, change, or occurrence which, individually or together with any other event, change, or occurrence, has a material adverse effect on (i) the financial condition, business, or results of operations of a Person and its Subsidiaries, taken as a whole, or (ii) the ability of such Person to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include (a) changes in Laws of general application, or interpretations thereof by Governmental Entities, (b) changes in or relating to U.S. or global economic or industrial conditions or U.S. or global financial markets or conditions, (c) changes in U.S. GAAP or regulatory accounting principles generally applicable to the business of such Person, (d) actions or omissions of a party hereto (or its Subsidiaries) taken with the prior informed written consent of the other party hereto in accordance with this Agreement and in contemplation of the transactions contemplated by this Agreement, and (e) compliance with the provisions of this Agreement on the operating performance of HyperFeed or Exegy. Exegy Material Adverse Effect” means a Material Adverse Effect in respect of Exegy, and “HyperFeed Material Adverse Effect” means a Material Adverse Effect in respect of HyperFeed.

“Patents” mean all patents, patent applications, and inventions and discoveries that may be patentable.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including any Governmental Entity.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, all those corporations, associations, or other entities of which such Person owns or controls 50% or more of the outstanding equity or voting securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity or voting securities is owned directly or indirectly by its parent. “Exegy Subsidiary” means a Subsidiary of Exegy, and “HyperFeed Subsidiary” means a Subsidiary of HyperFeed.

“Tax” or “Taxes” means any federal, state, county, local or foreign taxes (including withholding, payroll, employment, unemployment and social security taxes), charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including any interest, penalties and addition imposed thereon or with respect thereto.

“Trade Secrets” mean trade secrets (such as customer information, technical and non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process) and other confidential and proprietary information concerning the products, processes, or services of a Person, including but not limited to:  computer programs; unpatented or unpatentable inventions; ideas, discoveries or improvements; know-how, procedures, methodologies, machines, lectures, manuals, reports, illustrations, plans, designs, proposals, programming aids, flow charts, algorithms, schematics; marketing, manufacturing, or organizational research and development results and plans, business and strategic plans; sales forecasts and plans; personnel information, including the identity of employees of such Person, their responsibilities, competence, abilities, and compensation; pricing and financial information; current and prospective customer lists and information on customers or their employees; information concerning purchases of major equipment or property; and information about potential mergers or acquisitions.

In addition to the definitions set forth above, each of the following terms is defined in the Section set forth opposite such term:

TERMS	SECTIONS
Agreement	Preamble
Certificate of Merger	2.2
Closing	2.2
Closing Balance Sheet	6.11	(c)
Closing Date	2.2
Conditional Purchase Agreement	7.2	(e)
Confidentiality Agreement	6.5	(a)
DGCL	Recitals
Direct Loss	8.3	(c)
ERISA	4.14	(a)
	4.14(a) and
ERISA Affiliate	5.12	(a)
Exchange Consideration	3.2
Exchange Option	3.3
Exchange Shares	3.1
Exegy	Preamble
Exegy Dissenting Shares	3.9
Exegy Employee Plans	5.12	(a)
Exegy Financial Statements	5.9	(a)
Exegy Intellectual Property	5.15	(b)
Exegy Option	3.3
Exegy Returns	5.11	(a)
Exegy Securities	5.7	(b)
Expiration Date	9.1	(b)(i)
Going-Private Transaction	7.2	(d)
HyperFeed	Preamble
HyperFeed Employee Plans	4.14	(a)
HyperFeed Financial Statements	4.11	(a)
HyperFeed Intellectual Property	4.17	(b)
HyperFeed Returns	4.13	(a)
HyperFeed Securities	4.9	(b)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	4.14	(b)
Minimum Cash	6.11	(c)
Retirement Plan	4.14	(b)
Stockholders Agreement to Vote	6.13
Surviving Corporation	2.1
Third Party Claim	8.3	(a)